Exhibit 99.1

AMERICAN EAGLE OUTFITTERS

REPORTS STRONG THIRD QUARTER SALES AND EPS GROWTH

COMPARABLE SALES INCREASE 9% AND EPS RISES 59% TO $0.35

PITTSBURGH-December 2, 2015 - American Eagle Outfitters, Inc. (NYSE:AEO) today reported EPS from continuing operations of $0.35 for the third quarter ended October 31, 2015, a 59% increase from adjusted EPS of $0.22 for the comparable quarter last year. The EPS figures refer to diluted earnings per share.

Jay Schottenstein, chief executive officer commented, “We are extremely pleased with our third quarter results. Both the American Eagle and Aerie brands performed exceptionally well, delivering increased sales and profitability. It is gratifying to see positive momentum, which speaks volumes to the strength of our teams, brands and operations.”

“The holiday season is off to a solid start, and we are optimistic as we look ahead. We will continue executing on our priorities to further strengthen and grow our business, while delivering returns to shareholders,” he continued.

Third Quarter 2015 Results

The following discussion is based on Non-GAAP results, as presented in the accompanying GAAP to Non-GAAP reconciliation.

•	Total net revenue increased 8% to a record $919 million from $854 million last year.

•	Consolidated comparable sales increased 9%, compared to a 5% decrease last year.

•	Gross profit increased 17% to $368 million and the gross margin rate leveraged 310 basis points to 40.0%. Approximately 250 basis points of margin improvement was due to lower markdowns as the company continued to reduce promotional activity. Buying, occupancy and warehousing leveraged 60 basis points reflecting rent leverage, partially offset by higher incentive costs.

•	Selling, general and administrative expense of $221 million increased 8% from $205 million last year. The increase in dollars was primarily the result of higher incentive costs related to strong sales and margin performance. Planned investments in digital marketing also contributed to the increase, and had a positive effect on AEO direct sales. As a rate to revenue, SG&A remained flat to last year at 24.0%.

•	Operating income increased to $109 million from $74 million last year, and the operating margin expanded 320 basis points to 11.9% as a rate to revenue.

•	EPS from continuing operations of $0.35 increased 59% from adjusted EPS of $0.22 last year.

Inventory

Total merchandise inventories at the end of the third quarter increased 2% to $480 million compared to $469 million last year. Fourth quarter 2015 ending inventory at cost is expected to be up in the high single-digits. The increase is primarily due to earlier receipts, as the company laps last year’s delays caused by the port slow down.

Capital Expenditures

In the third quarter, capital expenditures totaled $30 million. For fiscal 2015, the company continues to expect capital expenditures of approximately $150 million. The company expects capital spending to be in the range of $150 to $175 million in 2016.

Store Information

In the quarter, the company opened 12 new stores, including six mainline, five factory and one aerie stand alone stores, and closed one AE store. Internationally, the company opened 13 licensed stores during the quarter, including the first stores in Chile and Greece. For additional third quarter 2015 actual and fiscal 2015 projected store information, see the accompanying table.

Cash, Share Repurchases

The company ended the quarter with total cash of $363 million, an increase of $83 million compared to $280 million last year. During the quarter, the company repurchased one million shares for $15 million. The remaining authorization under the current repurchase program is for 17.4 million shares, which expires on January 28, 2017.

Fourth Quarter Outlook

Based on an anticipated mid single-digit increase in comparable sales, management expects fourth quarter 2015 EPS to be approximately $0.40 to $0.42. This guidance excludes potential asset impairment and restructuring charges, and compares to EPS from continuing operations of $0.36 last year.

Conference Call and Supplemental Financial Information

Today, management will host a conference call and real time webcast at 4:15 p.m. Eastern Time. To listen to the call, dial 1-877-407-0789 or internationally dial 1-201-689-8562 or go to http://investors.ae.com to access the webcast and audio replay. Also, a financial results presentation is posted on the company’s website.

Non-GAAP Measures

This press release includes information on non-GAAP financial measures (“non-GAAP” or “adjusted”), including earnings per share information. These financial measures are not based on any standardized methodology prescribed by U.S. generally accepted accounting principles (“GAAP”) and are not necessarily comparable to similar measures presented by other companies. The company believes that this non-GAAP information is useful as an additional means for investors to evaluate the company’s operating performance, when reviewed in conjunction with the company’s GAAP financial statements. These amounts are not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the company’s business and operations.

* * * *

About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle Outfitters® and Aerie® brands. The company operates more than 1,000 stores in the United States, Canada, Mexico, China, Hong Kong and the United Kingdom, and ships to 81 countries worldwide through its websites. American Eagle Outfitters and Aerie merchandise also is available at 140 international stores operated by licensees in 22 countries. For more information, please visit www.ae.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, including fourth quarter 2015 results. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company’s control. Such factors include, but are not limited to the risk that the company’s operating, financial and capital plans may not be achieved and the risks described in the Risk Factor Section of the company’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT:	American Eagle Outfitters, Inc.

Kristen Zaccagnini, 412-432-3300

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	October 31, 2015	January 31, 2015	November 1, 2014
	(unaudited)		(unaudited)
ASSETS
Cash and cash equivalents	$363,116	$410,697	$280,445
Merchandise inventory	479,729	278,972	468,628
Accounts receivable	63,775	67,894	55,875
Prepaid expenses and other	78,091	70,477	73,095
Deferred income taxes	65,636	59,102	53,445

Total current assets	1,050,347	887,142	931,488

Property and equipment, net	709,261	698,227	714,166
Intangible assets, net	46,756	47,206	47,864
Goodwill	12,978	13,096	13,512
Non-current deferred income taxes	17,052	14,035	26,598
Other assets	51,442	37,202	38,444

Total Assets	$1,887,836	$1,696,908	$1,772,072

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$304,989	$191,146	$309,348
Accrued compensation and payroll taxes	66,466	44,884	49,562
Accrued rent	77,892	78,567	77,102
Accrued income and other taxes	43,721	33,110	27,472
Unredeemed gift cards and gift certificates	28,259	47,888	27,712
Current portion of deferred lease credits	13,055	12,969	13,392
Other current liabilities and accrued expenses	43,761	50,529	41,893

Total current liabilities	578,143	459,093	546,481

Deferred lease credits	53,877	54,516	58,988
Non-current accrued income taxes	4,876	10,456	11,312
Other non-current liabilities	41,667	33,097	35,044

Total non-current liabilities	100,420	98,069	105,344

Commitments and contingencies	—	—	—
Preferred stock	—	—	—
Common stock	2,496	2,496	2,496
Contributed capital	588,293	569,675	566,449
Accumulated other comprehensive income	(19,797)	(9,944)	10,876
Retained earnings	1,602,550	1,543,085	1,506,519
Treasury stock	(964,269)	(965,566)	(966,093)

Total stockholders’ equity	1,209,273	1,139,746	1,120,247

Total Liabilities and Stockholders’ Equity	$1,887,836	$1,696,908	$1,772,072

Current Ratio	1.82	1.93	1.70

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share amounts)

(unaudited)

	13 Weeks Ended
	October 31, 2015	% of Revenue	November 1, 2014	% of Revenue
Total net revenue	$919,072	100.0%	$854,290	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	551,540	60.0%	538,818	63.1%

Gross profit	367,532	40.0%	315,472	36.9%
Selling, general and administrative expenses	220,798	24.0%	204,641	24.0%
Loss on impairment of assets	—	0.0%	33,468	3.9%
Restructuring charges	—	0.0%	17,752	2.1%
Depreciation and amortization	37,623	4.1%	36,528	4.2%

Operating income	109,111	11.9%	23,083	2.7%
Other income, net	521	0.0%	649	0.1%

Income before income taxes	109,632	11.9%	23,732	2.8%
Provision for income taxes	40,367	4.4%	14,697	1.7%

Income from continuing operations	69,265	7.5%	9,035	1.1%
Gain from discontinued operations, net of tax	4,847	0.5%	—	0.0%

Net income	$74,112	8.0%	$9,035	1.1%

Basic income per common share:
Income from continuing operations	$0.35		$0.05
Gain from discontinued operations	0.03		—

Net income per basic share	$0.38		$0.05
Diluted income per common share:
Income from continuing operations	$0.35		$0.05
Gain from discontinued operations	0.03		—

Net income per diluted share	$0.38		$0.05
Weighted average common shares outstanding - basic	195,215		194,573
Weighted average common shares outstanding - diluted	197,478		195,221

	39 Weeks Ended
	October 31, 2015	% of Revenue	November 1, 2014	% of Revenue
Total net revenue	$2,416,020	100.0%	$2,211,014	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	1,501,237	62.1%	1,432,150	64.8%

Gross profit	914,783	37.9%	778,864	35.2%
Selling, general and administrative expenses	601,680	24.9%	579,777	26.2%
Loss on impairment of assets	—	0.0%	33,468	1.5%
Restructuring charges	—	0.0%	17,752	0.8%
Depreciation and amortization	108,861	4.5%	104,312	4.7%

Operating income	204,242	8.4%	43,555	2.0%
Other income, net	4,254	0.2%	2,185	0.1%

Income before income taxes	208,496	8.6%	45,740	2.1%
Provision for income taxes	76,915	3.2%	27,027	1.2%

Income from continuing operations	131,581	5.4%	18,713	0.9%
Gain from discontinued operations, net of tax	4,847	0.2%	—	0.0%

Net income	$136,428	5.6%	$18,713	0.9%

Basic income per common share:
Income from continuing operations	$0.67		$0.10
Gain from discontinued operations	0.02		—

Net income per basic share	$0.70		$0.10
Diluted income per common share:
Income from continuing operations	$0.67		$0.10
Gain from discontinued operations	0.02		—

Net income per diluted share	$0.69		$0.10
Weighted average common shares outstanding - basic	195,308		194,381
Weighted average common shares outstanding - diluted	197,017		194,934

AMERICAN EAGLE OUTFITTERS, INC.

GAAP to Non-GAAP EPS reconciliation

(unaudited)

	13 Weeks Ended November 1, 2014		52 Weeks Ended January 31, 2015
	Operating income	Diluted income per common share	Operating income	Diluted income per common share
GAAP Basis from Continuing Operations	$23,083	$0.05	$155,765	$0.46
Add back: Asset Impairment and Corporate Overhead Reduction Charges(1):	51,220	0.17	51,220	0.17

Non-GAAP Basis from Continuing Operations	$74,303	$0.22	$206,985	$0.63

% of Total Net Revenue	8.7%		6.3%

(1)	Non-GAAP adjustments consist of $33.5 million of corporate and store asset impairments and $17.7 million of severance and related employee costs and corporate charges.

AMERICAN EAGLE OUTFITTERS, INC.

COMPARABLE SALES RESULTS BY BRAND

(unaudited)

	Third Quarter Comparable Sales
	2015	2014
American Eagle Outfitters, Inc. (1)	9%	-5%
AE Total Brand (1)	8%	-6%
aerie Total Brand (1)	21%	3%

	YTD Third Quarter Comparable Sales
	2015	2014
American Eagle Outfitters, Inc. (1)	9%	-7%
AE Total Brand (1)	9%	-8%
aerie Total Brand (1)	17%	3%

(1)	AEO Direct is included in consolidated and total brand comparable sales.

AMERICAN EAGLE OUTFITTERS, INC.

STORE INFORMATION

(unaudited)

	Third Quarter Fiscal 2015	YTD Third Quarter Fiscal 2015	Fiscal 2015 Guidance
Consolidated stores at beginning of period	1,057	1,056	1,056
Consolidated stores opened during the period
AE Brand	11	21	21
aerie	1	1	1
Consolidated stores closed during the period
AE Brand	(1)	(6)	(27 - 31)
aerie	—	(4)	(7 - 10)

Total consolidated stores at end of period	1,068	1,068	1,037 - 1,044
Stores remodeled and refurbished during the period	5	20	25-30
Total gross square footage at end of period	6,712,312	6,712,312	Not Provided
International license stores at end of period (1)	126	126	143

(1)	International license stores are not included in the consolidated store data or the total gross square footage calculation.